Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-171126, 333-140317, and 33-52551) and Form S-8 (Nos. 333-08311, 333-38649, 333-74567, 333-77903, 333-88925, 333-89294, 333-126988, 333-117630, and 333-169564) of Brown-Forman Corporation of our report dated June 27, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2011 Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated June 27, 2011 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Louisville, KY
June 27, 2011